Final Transcript

Conference Call Transcript

LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

Event Date/Time: May. 07. 2009 / 11:00AM ET

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS

Lisa Soares
Lexington Realty Trust - Investor Relations

Will Eglin
Lexington Realty Trust - CEO & President

Pat Carroll
Lexington Realty Trust - CFO, EVP

Natasha Roberts
Lexington Realty Trust - EVP & Dir. Real Estate Operations

CONFERENCE CALL PARTICIPANTS

John Guinee
Stifel Nicolaus - Analyst

Sheila McGrath
Keefe Bruyette & Woods - Analyst

Sara King
JP Morgan Chase &Co - Analyst

Geoff Dancey
Cutler Capital Management - Analyst

Rick Gable
Sun Capital Advisors – Analyst

PRESENTATION

Operator

Greetings and welcome to the Lexington Realty Trust first quarter 2009 earnings call. At this time, all participants are in a listen-only mode. A brief question and answer session will follow the formal presentation. (OPERATOR INSTRUCTIONS)

It is now my pleasure to introduce your host, Lisa Soares, Investor Relations. Thank you; you may begin.

Lisa Soares - Lexington Realty Trust - Investor Relations

Thanks, Joe. Hello and welcome to the Lexington Realty Trust first quarter conference call. The earnings press release was distributed over the wire this morning and the release and supplemental disclosure package will be furnished on a Form 8K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure, in accordance with Regulation G requirement. If you do not receive a copy, these documents are available on Lexington's website at www.lxp.com in the Investor Relations section. Additionally, we are hosting a live web cast of today's call, which you can access in the same section.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking-statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes expectations are reflected in any forward-looking-statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking-statements are detailed in today's press release and from time to time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking-statements.

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

With us today from management are Will Eglin, CEO and President; Pat Carroll, Chief Financial Officer, Natasha Roberts, Executive Vice President and Director of Real Estate and other members of management.

I would like to turn the call over to Will for his opening remarks.

Will Eglin - Lexington Realty Trust - CEO & President

Thanks, Lisa and welcome to all of you and thank you for listening in to our first quarter conference call.

We are pleased to have delivered strong results in our real estate portfolio for the first quarter of 2009, as we continue to execute well on our opportunities to de-leverage the balance sheet, improve liquidity and address debt maturities.

For the quarter, our reported funds from operations were $0.38 per share after adjusting for a variety of charges as detailed in the earnings release. This compares favorably to our previous annual guidance range of $1.35 to $1.42 per share for 2009, which we lowered today to a range of $1.30 t $1.37 per share, to reflect the recent issuance of 5.1 million shares in connection with our first quarter dividend.

We have made great progress with respect to our balance sheet. We de-leveraged our balance sheet by approximately $53 million during the quarter, which included repurchasing $22.5 million face amount of our 5.45% exchangeable notes at a 34.1% discount.

Subsequent to quarter-end, we repurchased an additional $14 million of our exchangeable notes, at a 25.5% discount and reduced the amount of bonds outstanding to $174.5 million. We believe that the recent increase in the price of our bonds reflects both an improving market and our own success in executing our plans with respect to refinancing and reducing our debt.

We also believe that, as part of our strategy to maximize value and reduce leverage, pursuing and executing well on property dispositions and related capital recycling, continues to be very important. To that end, during the first quarter we sold one asset for $11.4 million at a cap rate of 9.1% and we've been marketing for sale several hundred million of properties in order to create additional liquidity. So we believe, at this point, the disposition volume in 2009 will total between $75 million and $150 million, with net proceeds, after debt repayment, of $26 million to $52 million.

In addition, we are also marketing for sale 1.3 million square feet of properties, which are currently vacant. Also, we retained $16 million of capital and further improved our ability to pay down debt by electing to pay 90% of our recent quarterly dividend in stock. And we note that our share price has about doubled in the seven weeks since the quarterly dividend was declared.

That being said, we are managing under the Company, under the assumption that we will return to paying the dividend in cash for 2010.

As mentioned last quarter, we have been and continue to be very focused on managing our debt maturities. As of March 31, 2009, our debts maturing through 2011, including our proportionate share of joint venture debt, totaled $599.5 million, and consisted of $252.3 million of consolidated non-recourse mortgage debt; $200 million under our recently announced secured credit facility, which can be extended at our option to 2012; $17 million of joint venture obligations and $130.2 million at the Concord level.

Although these maturities total $599.5 million, we believe they are comfortably manageable. We've made a decision not to use our financial resources to satisfy any of the liabilities of Concord and these debts are non-recourse to Lexington. In addition, in the current economic environment, we are unlikely to use any of our financial resources to retire approximately $69.8 million of non-recourse mortgage debts secured by four properties, which matures during this time period.

In view of these facts and the ability to extend the maturity of our bank financing to 2012, as a practical matter, we view our 2009 through 2011 total debt maturities as $199.5 million. In view of our cash position, $90 million of credit line capacity, the $210 million of remaining [accordion] capacity contained in the new secured credit facility, property sales and retained cash flow, we believe that we have sufficient liquidity in relation to these debt maturities.

Regarding our investment in Concord debt holdings, we have taken and are taking steps to manage down Concord's leverage and extend debt maturities. We have not invested any capital in Concord since 2007 and are determined not to do so. In connection with that decision, we wrote down the value of our investment in Concord by $29.1 million during the quarter, to $62.6 million, which reflects our view that Concord is in the equivalent of an orderly liquidation.

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

From an execution perspective, we remain highly focused on improving the efficiency of all of our operations and, during the first quarter, general and administrative costs were $6.7 million, compared to $11 million in the prior year. In addition, we had a successful quarter, with 16 leases executed for 547,000 square feet and have completed new leases or extended leases on 11 properties encompassing 457,000 square feet so far in the second quarter of 2009.

And now, I'll turn the call over to Pat, who will take you through our results in more detail.

Pat Carroll - Lexington Realty Trust - CFO, EVP

Thanks, Will. Results of operations in the first quarter of '09, compared to the first quarter of '08, are impacted primarily by the sale of our properties, the NLS joint venture in 2008. That is the primary driver of all operating fluctuations between comparable periods.

During the quarter, Lexington had gross revenue of $100.8 million, comprised primarily of lease rents and tenant reimbursements. Under GAAP, we are required to recognize revenue on a straight line basis over the non-cancellable lease term of any periods covered by a bargain renewal option. In addition, the amortization of above and below market leases are included directly into rental revenue.

In the quarter, GAAP rents were in excess of cash rents by approximately $3.6 million, including the effect of above and below market leases. We have also included, in the supplement on page 41, our estimates of both cash and GAAP rents for the remainder of 2009 through 2013.

Quarterly, G&A decreased approximately $4.4 million, compared to the same quarter last year. The primary driver for this decrease was $2 million in separation costs incurred in the first quarter of '08 and $2.4 million in reduced payroll costs due to headcount reductions and reductions in negotiated professional fees.

We incurred an $8.6 million non-cash charge related to our forward equity commitment entered into in 2008 as a result of the decline in our share price since origination of the commitment. In addition, we incurred about $10.6 million in non-cash impairment charges, which are comprised of real estate holdings, $9.5 million and notes receivable that are on our balance sheet of $1.1 million.

Our equity and earnings of non-consolidated entities is a loss of $47.1 million and relates primarily to a $40.3 million non-cash impairment charge at the Concord level, of which our share is $20.1 million, and an additional non-cash charge of $29.1 million we incurred to write down our investment in Concord to a sale value. Concord values, the majority of its loan portfolio, is held to maturity and, as such, does not mark to market the loans through the P&L. And we view Concord as liquidating. So that is the reason for the charges being taken at the two different levels.

On pages 38 and 39 of the supplement, we have disclosed selected income statement data for our consolidated but not wholly owned properties and our joint venture investments.

Turning to the balance sheet, we believe our balance sheet continues to be in good shape. We had $73.8 million of cash at quarter-end, including cash classified as restricted. Restricted cash balances relate primarily to monies held with lenders as escrow deposits on our mortgages.

At quarter-end, we had about $2.3 billion of debt outstanding, which had a weighted average interest rate of about 5.7%. Included in intangibles is the allocations of the purchase price of properties related to in-place and above market leases and customer relationships. Also, we have abut $118 million in below-market lease liabilities.

The significant components of other assets and liabilities are included on page 40 of our supplement. And during the quarter ended March 31st, '09, the Company capitalized about $1.3 million in lease costs and about $4.6 million in CapEx costs.

On pages 28 through 30 in the supplement, we also disclose the details of all of our consolidated mortgages maturing through and including 2011.

Now, I'd like for Natasha Roberts, Executive Vice President and Director of Real Estate Operations, to discuss our leasing and expansion activity. Natasha?

 Natasha Roberts - Lexington Realty Trust - EVP & Dir. Real Estate Operations

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

Thanks, Pat. As of March 31, 2009, our portfolio totals approximately 47.8 million square feet including the 47 properties that are held in joint ventures. 16 leases were either executed or extended in the quarter, leading to an occupancy level of approximately 93.4% at quarter-end. We continue to expect to remain at or above 92% through 2009.

Out of the 16 leases that were signed during the quarter, five were new and accounted for about 303,000 square feet and 11 were renewals or extensions, which accounted for about 243,000 square feet. We lost approximately 450,000 square feet of occupancy due to lease expirations that were not renewed and bankruptcy rejections during the quarter. This includes the Circuit City building that was vacated at the end of February.

The Harcourt lease, on a 355,000 square foot building in Orlando, Florida, expired on March 31, but is currently leased on a month-to-month basis as holdover rent. We expect that Harcourt will vacate in June.

Subsequent to the close of the quarter on March 31, 2009, we've executed 11 leases totaling 457,000 square feet and are currently negotiating three new leases and five lease extensions, totaling 1.5 million square feet.

Overall, we have approximately 2.4 million square feet expiring over the balance of the year. We are working on approximately 1.1 million square feet of leases on this space and we are working on leases totaling approximately 275,000 square feet on space that is currently vacant.

Other factors that will impact our year-end occupancy rate include sales of both leased and vacant space and we are not counting, in our year-end occupancy projections, the former Circuit City building in Richmond, Virginia and the BP America building in Houston, Texas.

We have assumed that at the end of the year, we have 3.6 million square feet of vacant space; have signed 1.7 million square feet in new leases and/or renewals and 638,000 square feet has been sold or foreclosed upon.

With these assumptions, we estimate our year-end portfolio square footage to be 47.1 million square feet. We are currently working with local brokers and remain optimistic that we will be able to fully lease or sell our vacancies.

We continuously monitor the credit quality of our tenants. At this time, we do not have any material delinquencies in the portfolio. Our credit watch list includes, [Taeger] Clothing Company, a 180,000 square foot headquarter office building in Dallas, Texas; [Buy Low], which is a 42,000 square foot retail facility in Chattanooga, Tennessee. They've filed Chapter 11 but continue to pay rent. Bally Total Fitness, a 37,000 square foot fitness center in Canton, Ohio. They've also filed Chapter 11 but continue to pay rent. K-Mart and our automotive tenants, particularly Chrysler Financial Services Americas, LLC. This is a separate legal entity from Chrysler, LLC, which is not in bankruptcy. Other properties on our watch list are Tower Automotive in Plymouth, Michigan; Dana and Tenneco Automotive in Marshal, Michigan.

Increased competition to obtain or retain tenants in our current economic environment is reflected in our re-tenanting assumptions. So far this year, our tenant improvement allowances for office space have ranged from zero to $30 per square foot for renewing tenants, and $25 to $40 per square foot for new tenants.

Industrial TIs range from zero to $2 per square foot for renewing tenants, and $1.50 to $3.50 per square foot for new tenants. Free rent and moving allowances are being offered, and in some markets tenants are looking for the landlord to pay all relocation expenses.

Additionally, tenants are looking for greater flexibility as it relates to lease commencement dates, lease term, and contraction provision. Leasing commissions have ranged from zero to 4.5% for a renewing lease, and 4.5% to 6.75% for a new lease, with additional incentives in the form of additional commission and cash bonuses.

We have budgeted $27 million in pending improvement allowances and leasing costs for the balance of 2009; $33 million for 2010; and $19 million for 2011.

With regard to 100 Light Street, the renovation and redesign project is underway, and the parking garage is complete. Over the quarter we signed a 15,000 square foot renewal, and we are in the final lease negotiations for another 15,000 square foot renewal. Assuming no additional leasing prior to the Legg Mason lease expiration in September 2009, the property will be 25% leased. We continue to remain optimistic that we will be able to bring the building to 40% to 50% leased by year end.

Both the office space and the retail space in the garage have been generating interest from a number of users, and we are pleased that the Center Club, our tenant on two floors, will be investing $2.7 million of its own capital in a renovation of this space. And now I'll turn the call back over to Will.

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO & President

Thanks Natasha. I don't have much to comment on in summary, other than to say that I believe we've come a long way in a fairly short period of time, and we expect to have similar success over the balance of the year. With that operator, I'll turn it over to you to conduct the question and answer session.

QUESTION AND ANSWER

Operator

Thank you. We will now be conducting a question and answer session. (Operator Instructions) Our first question is from John Guinee with Stifel Nicolaus. Please go ahead with your question.

John Guinee - Stifel Nicolaus - Analyst

Hi. Nice job, but just a housekeeping question. Pat your GAAP equals your cash in 2009 NOI, but you're $3.6 million at greater than cash this quarter?

Pat Carroll - Lexington Realty Trust - CFO, EVP

We had some tenants in the first quarter that rent doesn't commence until second and third quarter of '09, so the GAAP had recognition of rental revenue in the first quarter.

John Guinee - Stifel Nicolaus - Analyst

Okay, so it's a free rent situation.

Pat Carroll - Lexington Realty Trust - CFO, EVP

Exactly.

John Guinee - Stifel Nicolaus - Analyst

Okay, got you. Second, Will, obviously the issue is your exchangeable notes in 2012, what's the ability to continue to buy those down, and what's the pricing on those right now?

Will Eglin - Lexington Realty Trust - CEO & President

Well I guess we put a fairly significant dent in them John, and they have, the market's been very strong recently and those bonds have traded up probably to the 92 to 80 area. And as they've traded up we've become less interested in buying them somewhat. So in one sense we're pleased that our bonds reflect a price that suggests that we're not a company in financial stress anymore, but the ability to buy them has become more limited recently.

John Guinee - Stifel Nicolaus - Analyst

And the yield to put at $0.80 on the dollar is what?

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO & President

It's about 14.5.

John Guinee - Stifel Nicolaus - Analyst

Okay, all right, thank you.

Operator

(Operator Instructions) The next question is from Sheila McGrath with KBW. Please go ahead with your question.

Sheila McGrath - Keefe Bruyette & Woods - Analyst

Good morning. Will, I was wondering if you could address the dividend and when you think that it might be feasible, or a target date to converting back to an all cash dividend?

Will Eglin - Lexington Realty Trust - CEO & President

I think that we've got a couple of quarters of transaction activity that we believe will continue to put the company on a much firmer financial footing. I can't speak for the board, because that's where the dividend decision is made, but our expectation over the balance of the year is we'll make distributions as required in connection with our taxable distribution obligations. I think it's a reasonable expectation that we'll return to paying the dividend in cash certainly for next year.

Sheila McGrath - Keefe Bruyette & Woods - Analyst

Okay. And also on your guidance, you said that it included the new -- or was a stock dividend distribution. Did you just include it for the most recent dividend distribution, or did you do it for each of the subsequent quarters as well?

Will Eglin - Lexington Realty Trust - CEO & President

No we did it just to reflect the most recent dividend.

Sheila McGrath - Keefe Bruyette & Woods - Analyst

Okay, thank you.

Operator

The next question is from Tony Paolone with JP Morgan Chase. Please state your question.

Sara King - JP Morgan Chase &Co - Analyst

It's Sara King here for Tony. I just have a couple of questions. One on asset sales, can you elaborate a little bit more on the guidance? I know it was 75 million to 150 million, would you say it would be a little bit more back end loaded, and just what kind of progress do you really think you can make in '09?

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO & President

Well I think the majority of the 75 we're hopeful to complete this quarter. And I would expect that we would have fairly active disposition activity in the third quarter as well. The real question after that is, will we have any success in selling some of the vacancy that we've put on the market. That would provide us with some supplemental liquidity in the second half of the year, and it would also help our occupancy numbers and lower our property operating costs as well.

Sara King - JP Morgan Chase &Co - Analyst

Okay that's helpful. And then the second question is regarding the extra capacity on the line this quarter, in the first quarter, what drove that, was it just more collateral, or did the banks revisit the credit?

Will Eglin - Lexington Realty Trust - CEO & President

No, we actually had a new bank come into the facilities for $40 million that hadn't previously been in our credit facility, so we thought that was a very, very positive sign that we could get another bank to come into the syndicate.

Sara King - JP Morgan Chase &Co - Analyst

Okay, excellent, thank you very much.

Operator

The next question is a follow up from John Guinee with Stifel Nicolaus. Please state your question.

John, your line is live, please go ahead.

John Guinee - Stifel Nicolaus - Analyst

Can you hear me?

Will Eglin - Lexington Realty Trust - CEO & President

Yes.

John Guinee - Stifel Nicolaus - Analyst

Sorry. How was the credit facility underwritten? Will is the $290 million, does that reflect a borrowing base at $500 million of value? $600 million, $700 million, what's your assessment of that?

Will Eglin - Lexington Realty Trust - CEO & President

Availability is based upon 50% loan to value at an 8.5% cap rate on the borrowing base. So if you took the -- you can reverse engineer that, 290 times two essentially.

John Guinee - Stifel Nicolaus - Analyst

What's the answer to that?

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO & President

$580 million.

John Guinee - Stifel Nicolaus - Analyst

Okay, all right. The second question is, what kind of run rate do you have on Concord related FFO and how should we think about that in the next 12/24 months?

Pat Carroll - Lexington Realty Trust - CFO, EVP

Concord generated, in this quarter, about $0.02 of FFO, and we're modeling that. Although it's in a liquidation state from our view, we're still modeling roughly $0.02 a quarter going forward for the remainder of the year.

John Guinee - Stifel Nicolaus - Analyst

Perfect. Okay, thank you very much.

Operator

The next question is from Geoff Dancey with Cutler Capital Management. Please state your question.

Geoff Dancey - Cutler Capital Management - Analyst

Hello. I'm wondering, the new FFO guides for 2009, you say it was just due to increased share count, due to dividends paid. I assume that that just takes into account the continuous payment of dividends through shares.

Pat Carroll - Lexington Realty Trust - CFO, EVP

No it doesn't, it just reflects the recent issuance for the April dividend.

Geoff Dancey - Cutler Capital Management - Analyst

Okay. So we may have to revisit that again assuming the dividend is paid in shares.

Pat Carroll - Lexington Realty Trust - CFO, EVP

That's correct.

Geoff Dancey - Cutler Capital Management - Analyst

Okay. All right, thanks for clarification.

Operator

The next question is from Rick Gable with Sun Capital Advisors. Please state your question.

Rick Gable - Sun Capital Advisors - Analyst

Hi Will.

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO & President

Hi Rick.

Rick Gable - Sun Capital Advisors - Analyst

I think you mentioned $69.8 million of mortgages that would likely not be repaid, is that right?

Will Eglin - Lexington Realty Trust - CEO & President

That's correct.

Rick Gable - Sun Capital Advisors - Analyst

What kind of square footage is associated with that?

Will Eglin - Lexington Realty Trust - CEO & President

Well the two that Natasha referenced, 688,000 square feet this year, which is primarily the Circuit City headquarters and the BP America facility in Houston.

Rick Gable - Sun Capital Advisors - Analyst

Okay.

Will Eglin - Lexington Realty Trust - CEO & President

So that would be the near term impact, and there's one more in 2011 that we think the equity is very deeply under water. But the near term impact on square footage in the portfolio would be primarily related to those two properties.

Rick Gable - Sun Capital Advisors - Analyst

Okay, thanks.

Operator

There are no further questions in queue. I'd like to turn the call back over to management for closing remarks.

Will Eglin - Lexington Realty Trust - CEO & President

Well we'd just like to say thanks again for joining us this morning. We continue to be very excited about our prospects for 2009, and as always, we appreciate your participation and support. If you would like to receive our quarterly supplemental package, please contact Lisa Suarez or you can find additional information on the Company's website, www.lxp.com, and in addition you may contact me or any of the other members of our senior management team with any questions that you may have. Thank you, and good day everyone.

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Final Transcript
May. 07. 2009 / 11:00AM ET, LXP - Q1 2009 Lexington Realty Trust Earnings Conference Call

Operator

This concludes the teleconference, you may disconnect your lines. Thank you for your participation.

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